Exhibit 23






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 14, 2001 on the financial statements and schedule of ARAMARK Corporation and subsidiaries included in ARAMARK Corporation's Form 10-K for the fiscal year ended September 28, 2001 and on the audited financial statements of ServiceMaster Management Services Business as of and for the year ended December 31, 2000, included in ARAMARK Corporation and subsidiaries' Form 8-K dated December 10, 2001, and to all references to our Firm included in or made a part of this Registration Statement.






                                           /s/  Arthur Andersen LLP






Philadelphia,  Pennsylvania
May 21, 2002